UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010 (December 3, 2010)

MARTHA STEWART LIVING OMNIMEDIA, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. 26th Street New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 827-8000

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Appointment of New Director

On December 3, 2010, Martha Stewart Living Omnimedia, Inc. (the “Company”) was notified by Michael Goldstein that he will retire as a director of the Company effective December 31, 2010. The Company had been previously notified by Mr. Goldstein of his intention to retire when the Company was able to identify a suitable replacement, as reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2010.

On December 3, 2010, the Board of Directors of the Company elected Claudia Slacik as a new director effective January 1, 2011. On that date, Ms. Slacik will replace Mr. Goldstein as a member of the Audit Committee and Arlen Kantarian will replace Mr. Goldstein as a member of the Compensation Committee.

Ms. Slacik is currently Chief Executive Officer, Treasury and Securities Services EMEA at JPMorgan Chase. She was promoted to this position in July 2010, after having served as the group’s Chief Financial Officer since June 2009. Prior to joining JPMorgan Chase, Ms. Slacik spent 16 years at Citibank, serving most recently as Global Head of Client Strategy in the Global Transaction Services group. She was previously Vice President, Strategic Planning at World Color Press. She launched her career in banking at Bankers Trust Company. A graduate of Smith College, Ms. Slacik holds an MBA from New York University. She is also a graduate of the French Culinary Institute’s Professional Chef Program.

Ms. Slacik will receive compensation as an independent director pursuant to the Company’s standard independent director compensation plan, as described on Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. The Company pays its independent directors an annual retainer of $40,000, payable quarterly in equal installments. At least 25% of this retainer is paid in shares of the Company’s Class A Common Stock, and the remaining 75% of this retainer may be paid either in shares or in cash, at the election of the director.

Each independent director also receives a meeting fee of $1,500 for each in-person meeting of the Company’s Board of Directors that he or she attends, and a fee of $1,000 for each committee or telephonic Board of Directors meeting in which he or she participates. All of the Company’s directors receive reimbursement of expenses incurred in connection with participation in Board of Directors and committee meetings.

Ms. Slacik will receive an equity grant of $75,000 of value in connection with her election as a director. Fifty percent of the grant will consist of shares of Class A Common Stock and 50% will consist of options, all of which will be granted and priced on the first business day of January 2011, in accordance with the Company’s policy on equity issuances. Both of the grants of Class A Common stock and options will vest on the first anniversary of their grant date.

On December 9, 2010, the Company issued a press release related to the election of Ms. Slacik. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Modifications to Restricted Stock Unit Awards

On March 2, 2009, the Company issued restricted stock units (“PRSUs”) under the Company’s Omnibus Stock and Option Compensation Plan (the “Plan”) to certain employees, including an aggregate of 140,000 PRSUs to Charles Koppelman and Robin Marino, two of its named executive officers. On April 1, 2009, in connection with her employment agreement, Kelli Turner received 40,000 PRSUs (collectively with the March 2, 2009 awards, the “2009 Awards”). As previously disclosed, the 2009 Awards, as earlier amended, provided that they would only vest if the Company’s cumulative adjusted earnings before interest, taxes, depreciation and amortization and certain other items (“adjusted EBITDA”) over a performance period that began on January 1, 2009 and ends on December 31, 2011 exceeded a certain amount. On March 1, 2010, the Company issued additional PRSUs, including an aggregate of 249,500 PRSUs to four of its named executive officers—Charles Koppelman, Kelli Turner, Robin Marino and Peter Hurwitz (collectively, the “2010 Awards” and, together with the 2009 Awards, the “Awards”) which also required that the Company attain a specified cumulative adjusted EBITDA over a performance period that began on January 1, 2010 and ends on December 31, 2013 in order for the 2010 Awards to vest.

As reported in the Company’s Form 10-Q for the quarter ended September 30, 2010, during that quarter the Company determined it was not probable that the performance conditions associated with the Awards would be achieved. Accordingly, as reported, non-cash equity compensation expense of approximately $0.6 million was reversed in the third quarter of 2010.

On December 3, 2010, the Compensation Committee of the Company’s Board of Directors completed an analysis of whether (i) the Awards could continue to provide effective retention benefits to the Company and (ii) whether certain amendments to the Awards were desirable in order to create stronger retention benefits for the Company.

The Compensation Committee determined that it was in the best interest of the Company to approve certain amendments to the Awards of existing employees. The amendments include a modification of the Awards to remove the performance vesting criteria. The time-based vesting requirements of the 2010 Awards will remain the same. The 2010 Awards will continue to vest on March 1, 2013 if the recipients remain employed by the Company through such date. The time vesting requirements of the 2009 Awards, however, will be slightly extended and the 2009 Awards will vest on March 1, 2012 (as compared to December 31, 2011) only if the recipient remains employed by the Company at that date.

The modifications require that Awards be revalued at their current fair value and compensation expense to be recorded over their remaining time-based vesting period.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibit	Description

	99.1	Martha Stewart Living Omnimedia, Inc. Press Release dated December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: December 9, 2010	By: /s/ Peter Hurwitz

Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Martha Stewart Living Omnimedia, Inc. Press Release dated December 9, 2010